Exhibit 99.1

TIFFANY & CO.

NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY & CO. AND JANA PARTNERS ANNOUNCE APPOINTMENTS OF THREE NEW INDEPENDENT DIRECTORS TO TIFFANY & CO. BOARD OF DIRECTORS

NEW YORK, February 21, 2017 – Tiffany & Co. (NYSE: TIF) and JANA Partners LLC, which together with Francesco Trapani owns approximately 5.1% of Tiffany’s outstanding shares, today announced agreements pursuant to which Tiffany & Co. will appoint three new independent directors to its Board of Directors: Roger Farah, James Lillie and Mr. Trapani, effective no later than March 6, 2017. With the addition of Messrs. Farah, Lillie and Trapani, the Tiffany & Co. Board will increase from 10 to 13 members.

In addition, Mr. Trapani will join the Board’s nominating and corporate governance committee and the search committee formed by the Board of Directors to oversee the Company’s previously announced search for a new chief executive officer. The search committee is being assisted by a leading executive search firm.

Tiffany also announced that the Company will be limiting waivers under the retirement age provisions in its governance documents, such that, in accordance with the mandatory retirement age, one current director will not stand for reelection at the 2017 Annual Meeting of Stockholders and two current directors will not stand for reelection at the 2018 Annual Meeting of Stockholders.

“We are excited to be adding such distinguished directors to our Board as part of our ongoing process to refresh the Board, and we are pleased to have worked cooperatively with JANA Partners to have met our objective,” said Michael J. Kowalski, Chairman of the Board of Directors and Interim CEO. “These three new directors are all accomplished executives with a broad range of relevant experience and skills that will benefit all shareholders as we focus on accelerating the execution of our core business strategies. We also believe the strength of our Board will be an asset in our ongoing CEO search process. I look forward to completing that process and welcoming our new CEO to our Board and, after an appropriate period, I anticipate being able to relinquish my responsibilities as Chairman to a successor.”

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In connection with the appointments, Tiffany & Co. has entered into cooperation agreements with each of JANA Partners and Mr. Trapani. Under the agreements, Tiffany & Co. will nominate Messrs. Farah, Lillie and Trapani for election to the Board at the Company’s 2017 Annual Meeting of Shareholders and JANA Partners and Mr. Trapani have agreed to customary standstill and voting commitments. Additionally, pursuant to these agreements, JANA Partners and Mr. Trapani are committed to be independent of each other going forward. Copies of the cooperation agreements will be filed with the Securities and Exchange Commission.

Barry Rosenstein, Managing Partner of JANA Partners, commented, “We are very pleased to have worked constructively with Tiffany & Co. to appoint Roger, James and Francesco to the Board. Their fresh perspective and unique insight will be invaluable as the Board keeps working to improve performance and create shareholder value.”

About Roger Farah. Roger N. Farah, 64, has served as the Co-Chief Executive Officer and as a member of the board of Tory Burch LLC since September 2014. Mr. Farah has over 40 years of experience in the lifestyle products and retailing sectors. Mr. Farah was a member of the board of Ralph Lauren Corporation from 2000 to 2014, where he also served as President and Chief Operating Officer from 2000 to 2013 and as Executive Vice Chairman from November 2013 to May 2014. Prior to joining Ralph Lauren Corporation, he served as Chairman of the Board and Chief Executive Officer of Venator Group, Inc. (now Foot Locker, Inc.), as President and Chief Operating Officer of R.H. Macy & Co., Inc. and as Chairman and Chief Executive Officer of Federated Merchandising Services. Mr. Farah currently serves on the boards of The Progressive Corporation and Aetna, Inc., and as a non-executive director of Metro Bank PLC. Mr. Farah holds a B.S. in Economics from the University of Pennsylvania, Wharton School of Business

About James Lillie. James Lillie, 55, is the former Chief Executive Officer at Jarden Corporation. Mr. Lillie has over 20 years of experience in the consumer products sector. Mr. Lillie held senior positions at Jarden Corporation from August 2003 through the sale of the company to Newell Brands in April 2016, including as Chief Operating Officer immediately prior to assuming the role of Chief Executive Officer. Prior to joining Jarden, Mr. Lillie served as Executive Vice President of Operations at Moore Corporation Limited and held several senior level management positions at portfolio companies of Kohlberg, Kravis, Roberts & Company. Mr. Lillie serves on the boards of Nomad Foods Limited and Royal Oak Charcoal, and previously served on the boards of Radio Prisa in Spain and the US-China Business Council. Mr. Lillie holds a B.A. from the University of Wisconsin.

About Francesco Trapani. Francesco Trapani, 59, is the former Chief Executive Officer at Bulgari. Mr. Trapani has over three decades of experience in the luxury retail sector. From 1984 until 2011, Mr. Trapani led Bulgari, including in connection with the company's listing on the Italian Stock Exchange, creation of

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Bulgari Hotels & Resorts, and acquisition by LVMH in 2011. From 2011 to 2014, Mr. Trapani served as Chairman and Chief Executive Officer of the LVMH Watches and Jewelry Division. Mr. Trapani joined Clessidra SGR, the largest private equity fund in Italy, as Executive Vice-Chairman in 2014, and later served as Chairman of the Board until the company’s sale in 2016. Mr. Trapani holds a degree in business administration from the University of Naples.

Forward-Looking Statements

Statements contained in this document that are not statements of historical fact, including those that refer to the Company's strategies and the pace of execution thereon, the Company’s search for a successor CEO and the Company's objectives to focus on improving performance and creating shareholder value, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

The potential risks and uncertainties that could cause the Company's actual results, performance or achievements to differ from the predicted results, performance or achievements include, among others, global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations; shifting tourism trends; regional instability, violence (including terrorist activities), political activities or events, and weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company's product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; changes in our competitive landscape; our ability to successfully control costs and execute on, and achieve the expected benefits from, our operational and strategic initiatives; and any difficulties or delays we encounter in identifying a successor CEO.

Additional information about potential risks and uncertainties that could affect the Company's business and financial results is included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2016, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

TIF-G

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